Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-232105 on Form S-3, Registration Statement No. 333-249439 on Form S-3, Registration Statement No. 333-233154 on Form S-8 and Registration Statement No. 333-256492 on Form S-8 of our report dated February 28, 2022 relating to the financial statements of Ranpak Holdings Corp. and the effectiveness of Ranpak Holdings Corp.’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

Cleveland, Ohio

February 28, 2022